UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
________________

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 10, 2017

FEDERAL AGRICULTURAL MORTGAGE CORPORATION
(Exact name of registrant as specified in its charter)

Federally chartered instrumentality of the United States	001-14951	52-1578738
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1999 K Street, N.W., 4th Floor, Washington D.C.		20006
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code (202) 872-7700

No change
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)    Compensatory Arrangements of Certain Officers

On January 10, 2017, the Compensation Committee (the “Committee”) of the Board of Directors of the Federal Agricultural Mortgage Corporation (“Farmer Mac”) approved the following changes in base salaries of the four executive officers named below, to be effective retroactively to January 1, 2017:

•	Timothy L. Buzby, President and Chief Executive Officer: increase from $700,000 per year to $715,000 per year.

•	R. Dale Lynch, Executive Vice President – Chief Financial Officer and Treasurer: increase from $437,750 per year to $451,000 per year.

•	John C. Covington, Senior Vice President – Agricultural Finance: increase from $319,300 per year to $365,000 per year.

•	Stephen P. Mullery, Senior Vice President – General Counsel: increase from $363,449 per year to $410,000 per year.

The increases to the annual base salaries of Messrs. Buzby and Lynch reflect the Committee’s determination to grant annual merit increases of approximately 2.1% and 3.0%, respectively. The higher percentage increases to the annual base salaries of Mr. Covington (approximately 14.3%) and Mr. Mullery (approximately 12.8%) reflect the Committee’s evaluation of their performance and their contributions to Farmer Mac, including leadership abilities, industry experience, and overall scope of responsibilities. In addition to these factors, the Committee also considered information about the compensation received by officers with similar positions and responsibilities in the peer group approved for use by the Committee in making executive compensation decisions.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FEDERAL AGRICULTURAL MORTGAGE CORPORATION

By: /s/ Stephen P. Mullery
Name: Stephen P. Mullery
Title: Senior Vice President – General Counsel

Dated: January 13, 2017